Exhibit 99.2

Hot Air, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	October 4, 2021	January 4, 2021
Current assets
Cash and cash equivalents	$5,564,587	$7,893,530
Inventories	1,048,826	918,672
Prepaid and other current assets	2,183,114	2,496,976

Total current assets	8,796,527	11,309,178

Property and equipment, net (Note 3)	15,608,226	17,863,680
Other assets
Deposits	465,720	467,478
Intangible assets, net (Note 5)	65,043,645	69,855,587
Goodwill (Note 4)	48,399,240	48,399,240

Total other assets	113,908,605	118,722,305

Total assets	$138,313,358	$147,895,163

Current liabilities
Accounts payable and accrued expenses (Note 6)	$10,048,194	$10,337,722
Long term debt, current portion (Note 7)	2,440,500	—

Total current liabilities	12,488,694	10,337,722

Long term liabilities
Deferred rent	2,423,678	2,810,999
Accrued expenses	4,662,057	3,786,980
Deferred tax liability (Note 8)	8,452,354	6,485,689
Revolving line of credit (Note 7)	2,500,000	2,500,000
Related party note (Note 7)	10,000,000	10,000,000
Long term debt, less current portion (Note 7)	64,093,482	66,217,949

Total liabilities	104,620,265	102,139,339

Commitments and contingencies (Note 11)
Stockholders’ Equity
Common stock ($0.001, par value) 130,000 shares authorized; 116,596 shares issued and outstanding	117	117
Additional paid-in capital	126,687,521	125,434,892
Accumulated deficit	(92,994,545)	(79,679,185)

Total stockholders’ equity	33,693,093	45,755,824

Total liabilities and stockholders’ equity	$138,313,358	$147,895,163

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Nine months ended October 4, 2021	Nine months ended September 28, 2020
Restaurant sales, net	$90,347,242	$78,809,980

Cost of restaurant sales (exclusive of items shown separately below):
Food and beverage costs	24,312,944	19,239,366
Labor	27,347,130	25,320,646
Direct occupancy costs	8,450,574	8,712,607
Direct operating costs	21,112,771	17,504,144

Cost of restaurant sales (exclusive of items shown separately below)	81,223,419	70,776,763

General and administrative	6,151,223	7,030,855
Depreciation and amortization (Note 3 and 5)	9,013,928	10,190,593
Non-cash stock option expense (Note 9)	1,252,630	414,191
Pre-opening expenses	82,643	498,715
Store closure costs (Note 12)	252,479	1,223,160

Loss from operations	(7,629,080)	(11,324,297)

Other expenses
Other expenses	1,073,255	799,685
Interest expense	2,614,330	2,701,335

Loss before income taxes	(11,316,665)	(14,825,317)
Income tax expense (Note 8)	(1,998,695)	(218,446)

Net loss	$(13,315,360)	$(15,043,763)

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (unaudited)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 30, 2019	116,596	$117	$123,800,337	$(59,024,975)	$64,775,479
Stock based compensation			414,191		414,191
Net loss	—	—	—	(15,043,763)	(15,043,763)

Balance at September 28, 2020	116,596	$117	$124,214,528	$(74,068,738)	$50,145,907

Balance at January 5, 2021	116,596	$117	$125,434,892	$(79,679,185)	$45,755,824
Stock based compensation			1,252,630		1,252,630
Net loss	—	—	—	(13,315,360)	(13,315,360)

Balance at October 4, 2021	116,596	$117	$126,687,522	$(92,994,545)	$33,693,093

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine months ended October 4, 2021	Nine months ended September 28, 2020
Cash flows from operating activities
Net loss	$(13,315,360)	$(15,043,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred tax expense (benefit)	1,966,665	229,273
Depreciation and amortization	9,013,928	10,190,593
Non-cash interest expense	258,590	1,844,128
Amortization of deferred loan costs	218,224	177,217
Stock based compensation	1,252,630	414,191
Loss on disposal of property & equipment	20,105	3,790
(Increase) decrease in assets:
Inventories	(130,154)	392,141
Prepaid and other current assets	313,863	1,304,347
Deposits	1,758	(289)
Tenant/lease incentives (Landlord contributions)	—	75,278
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	585,550	(2,777,119)
Deferred rent liability	(387,322)	1,318,818

Net cash used in operating activities	(201,523)	(1,871,395)

Cash flows from investing activities
Purchases of property and equipment	(1,931,372)	(1,481,199)
Purchases of licenses	(35,266)	—
Refund of licenses	—	10,682

Net cash used in investing activities	(1,966,638)	(1,470,517)
Cash flows from financing activities
Proceeds from revolving line of credit	—	500,000
Proceeds from loan	—	10,000,000
Proceeds from PPP loan	—	10,000,000
Payments of loan	—	(813,500)
Payments of PPP loan	—	(10,000,000)
Debt issuance costs	(160,782)	(241,714)

Net cash provided by (used in) financing activities	(160,782)	9,444,786

Net increase (decrease) in cash and cash equivalents	(2,328,943)	6,102,874
Cash and cash equivalents at the beginning of period	7,893,530	2,097,001

Cash and cash equivalents at the end of period	$5,564,587	$8,199,875

Supplement disclosure of cash flow information:
Cash paid during the period for interest	$2,137,387	$1,340,175
Cash paid for income taxes	$51,283	$20,750

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

1. Description of Business and Basis of Presentation

Nature of Business

Hot Air, Inc. (the “Company”), through its subsidiaries, owns and operates casual dining pizza restaurants under the trade name Anthony’s Coal Fired Pizza. As of October 4, 2021, the Company had 61 restaurants open and operational in Florida, Delaware, Pennsylvania, New Jersey, New York, Massachusetts, Maryland, and Rhode Island. The Company has one additional restaurant where the lease has been executed and not yet opened.

The Company’s fiscal year ends on the Monday closest to December 31. The nine-month periods ended October 4, 2021 and September 28, 2020 that are presented herein consisted of 39 weeks.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are unaudited. Accordingly, they do not include all information and disclosures required to be included in annual financial statements. The information contained in the accompanying consolidated interim financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and the notes thereto for the period ended January 4, 2021 (the “Annual Financial Statements”).

These consolidated interim financial statements do not repeat disclosures that would substantially duplicate disclosures included in the Annual Financial Statements or details of accounts that have not been changed significantly in amounts or composition. The interim unaudited consolidated interim financial statements have been prepared on the same basis as the Company’s Annual Financial Statements. In the opinion of management, the accompanying consolidated interim financial statements reflect all adjustments, which include normal recurring adjustments, necessary for the fair presentation of these consolidated interim financial statements. The results for the nine months ended October 4, 2021 are not necessarily indicative of the results that could be expected for Fiscal 2021.

Principles of Consolidation

Under the consolidation method of accounting, the subsidiaries’ balance sheets, cash flows and results of operations are reflected within the Company’s consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. Amounts receivable from credit card companies are also considered cash equivalents because they are both short term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

Inventories

Inventories primarily consist of food and beverage. Inventories are accounted for at lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. Spoilage is expensed as incurred.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

Property and Equipment

Property and equipment are recorded at cost and is depreciated over the assets’ estimated useful life using the straight-line method. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the asset (generally up to ten years) or the term of the related lease. The estimated lives for kitchen equipment, furniture and fixtures and equipment, and vehicles range from five to seven years. The costs of repairs and maintenance are expensed when incurred, while expenditures for major betterments and additions are capitalized. Gains and or losses are recognized on disposals or sales.

Goodwill and Intangible Assets

The Company’s intangible assets consist of goodwill, indefinite-lived transferable alcoholic beverage licenses and definite-lived software, trademarks, above/below market leases, non-competition agreements and proprietary processes. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable based on estimated undiscounted future cash flows. If impaired, the asset or asset group is written down to fair value based on discounted future cash flows. Amortization on definite-lived intangibles is recorded in depreciation and amortization expense in our consolidated statements of operations.

Goodwill and other indefinite-lived intangible assets are not amortized but are instead tested for impairment annually as of the first day of our fiscal fourth quarter or on an interim basis if events or changes in circumstances between annual tests indicate a potential impairment. First, we determine if, based on qualitative factors, it is more likely than not that an impairment exists. Factors considered include, but are not limited to historical financial performance, a significant decline in expected future cash flows, unanticipated competition, changes in management or key personnel, macroeconomic and industry conditions and the legal and regulatory environment. If the qualitative assessment indicates that it is more likely than not that an impairment exists, then a quantitative assessment is performed. The quantitative assessment requires an analysis of several best estimates and assumptions, including future sales and operating results and other factors that could affect fair value or otherwise indicate potential impairment.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04), which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. During 2019, the Company early adopted ASU 2017-04. There was no impairment for the nine months ended October 4, 2021 and September 28, 2020. Refer to Note 4 for further discussion.

Long-Lived Assets

The Company assesses the potential impairment of our long-lived assets on an annual basis or whenever events or changes in circumstances indicate the carrying value of the assets or asset group may not be recoverable. Factors considered include, but are not limited to, negative cash flow, significant underperformance relative to historical or projected future operating results, significant changes in the manner in which an asset is being used, an expectation that an asset will be disposed of significantly before the end of its previously estimated useful life and significant negative industry or economic trends. At any given time, we may be monitoring a small number of locations, and future impairment charges could be required if individual restaurant performance does not improve or we make the decision to close or relocate a restaurant. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the assets exceeds the fair value. During the first nine months of 2021 and 2020, the Company had not identified any impairments attributed to long-lived assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the periods ended October 4, 2021 and September 28, 2020, the Company closed restaurants in New York, New Jersey and Massachusetts. Refer to Note 12 for additional discussion.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

Revenue Recognition

Revenue from restaurant sales is recognized at the point of sale when the Company’s performance obligation has been completed and is presented net of discounts, coupons, employee meals and complimentary meals. Sales taxes that are collected and remitted to the appropriate taxing authority are excluded from revenue. We sell gift cards to our customers; these gift cards do not expire and do not incur a service fee on unused balances. Sales of gift cards to our customers are recorded as a contract liability in accounts payable and accrued expenses on the consolidated balance sheets. Discounts on gift cards sold to customers are recorded as a reduction to contract liability and are recognized as a reduction to revenue over a period that approximates redemption patterns. The portion of gift cards sold to customers that are never redeemed is commonly referred to as gift card breakage. Under ASC 606, we recognize gift card breakage revenue in proportion to the pattern of gift card redemptions exercised by customers, using an estimated breakage rate based on historical experience. The Company recognized approximately $108,000 and $184,000 in breakage revenue for the nine months ended October 4, 2021 and September 28, 2020, respectively, which is included in restaurant sales, net on the consolidated statement of operations.

Presentation of Sales Tax

The Company collects sales tax from guests and remits the entire amount to the respective states. The Company’s accounting policy is to exclude the tax collected and remitted from revenues and cost of sales. Sales tax payable amounted to approximately $737,000 and $704,000 as of October 4, 2021 and January 4, 2021, respectively, and are presented in accounts payable and accrued expenses in the consolidated balance sheets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the nine months ended October 4, 2021 and September 28, 2020 were approximately $2,459,000 and $901,000, respectively, and are included in direct operating costs.

Pre-opening Costs

The Company follows Accounting Standards Codification (ASC) Topic 720-15, Start-up Costs, (“ASC 720-15”) which provides guidance on the financial reporting of start-up costs and organization costs. In accordance with ASC 720-15, costs of pre-opening activities and organization costs are expensed as incurred. Such expenses include rent incurred prior to restaurant opening, training costs, public relations, opening supplies, and other miscellaneous expenses.

Operating Leases

The Company accounts for rent expense for its operating leases on the straight-line basis in accordance with ASC Topic 840, Leases, (“ASC 840”). The Company leases restaurant locations that have terms expiring between September 2021 and March 2023. The initial obligation period is generally between 5 and 15 years. The term of the lease does not include unexercised option periods. The restaurant facilities primarily have renewal clauses of 5 or 10 years, exercisable at the option of the Company. The Company does not have enough history to include renewal options in its deferred rent calculation.

Most lease agreements contain one or more of the following: tenant improvement allowances, rent holidays, rent escalation clauses and/or contingent rent provisions. The Company includes scheduled rent escalation clauses for the purpose of recognizing straight-line rent. Certain of these leases also require the payment of contingent rentals based on a percentage of gross revenues, which are accounted for when the contingency is resolved or becomes probable.

Rent is recognized on the straight-line basis from the initial obligation, including the impact of rent escalation clauses. The Company expenses rental costs incurred during the build-out period in accordance with ASC 840. Rent expense incurred from the initial date of obligation through the date the restaurant opens is included in pre-opening expenses. Certain restaurant leases required the Company to buy-out the prior tenants and or contained tenant improvement allowances. The buy-out expenses and tenant allowances are amortized over the term of the leases, excluding options

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

for renewal. At October 4, 2021 and September 28, 2020, there were no un-amortized prepaid lease buyouts. Total un-amortized deferred tenant allowances were approximately $744,000 and $697,000 at October 4, 2021 and January 4, 2021, respectively. Total un-amortized deferred rent related to escalation clauses and rent holidays was approximately $1,680,000 and $2,114,000 as of October 4, 2021 and January 4, 2021, respectively. The unamortized deferred tenant allowances and deferred rent are presented in deferred rent on the consolidated balance sheets.

In April 2020, the staff of the FASB issued a question-and-answer document that stated that entities may elect to account for lease concessions related to the effects of the COVID-19 pandemic as though the rights and obligations for those concessions existed as of the commencement of the contract rather than as a lease modification. Lessees may make the election for any lessor-provided lease concession related to the impact of the COVID-19 pandemic as long as the concession does not result in a substantial increase in the rights of the lessor or in the obligations of the lessee. The Company has made such election and has not accounted for the concessions as lease modifications.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances that are at times in excess of the FDIC insurance limits, which amount to $250,000 per depositor at each financial institution. The Company’s deposit in excess of federally insured limits at October 4, 2021 and January 4, 2021 amounted to $5,314,587 and $7,643,530, respectively.

Income Tax

The Company is a corporation subject to tax. The Company records income taxes using the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities. Income taxes are estimated in each of the jurisdictions in which the Company operates. This process involves estimating the tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. The recording of a net deferred tax asset assumes the realization of such asset in the future. Otherwise, a valuation allowance must be recorded to reduce this asset to its net realizable value. Management considers future pretax income and ongoing prudent and feasible tax planning strategies in assessing the net realizable value of tax assets and the need for such a valuation allowance. In the event that management determines that the Company may not be able to realize all or part of a net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income in the period such determination is made.

ASC Topic 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires that the Company determine the existence of any significant uncertain tax positions requiring recognition in the Company’s tax return. The Company’s federal and state income tax returns are generally subject to examination by taxing authorities for three years after the returns are filed, and the Company’s federal and state income tax returns for 2017, 2018 and 2019 remain open to examination.

The Company did not have any significant uncertain tax positions requiring recognition in the consolidated financial statements as of October 4, 2021. As of September 30, 2021, the Company reserved $341,250 for an uncertain tax position related to a correction of net operating loss carryforward from the 2016 federal tax return. This reserve is included in the deferred tax liability on the consolidated balance sheets as of January 4, 2021.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, credit card receivables included in prepaid and other current assets, accounts payable and accrued expenses, revolving line of credit, and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to short-term maturities or recent agreement date and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

The Company complies with ASC Topic 820-10, Fair Value Measurement and Disclosures, (“ASC 820-10”) for financial assets and liabilities, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of inputs that is significant to the fair value calculation.

The three-Ievel hierarchy for fair value measurements is defined as follows:

•	Level 1 –Quoted prices for identical assets or liabilities in active markets;

•

Level 2 – Observable inputs other than quoted markets classified as Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The Company had no level 1, 2, or 3 financial instruments as of October 4, 2021.

Recent Accounting Pronouncements Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. For leases with a lease term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize a right-of-use asset or lease liability. A lessee making this accounting policy election would recognize lease expense over the term of the lease, generally in a straight-line pattern. The ASU is effective for fiscal years beginning after December 15, 2021. In transition, a lessee and a lessor will recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients. These practical expedients relate to identifying and classifying leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. ASU 2018-11 was issued in June 2018 that also permits entities to choose to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of net assets in the period of adoption. Management is currently evaluating the impact of this ASU on its consolidated financial statements.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). The ASU changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. Entities will be required to estimate credit losses over the entire contractual term of an instrument. The ASU includes financial assets recorded at amortized cost basis such as loan receivables, trade and certain other receivables as well as certain off-balance sheet credit exposures such as loan commitments and financial guarantees. The ASU does not apply to financial assets measured at fair value, and loans and receivables between entities under common control. The ASU is effective for fiscal years beginning after December 15, 2022. An entity must apply the amendments in the ASU through a cumulative-effect adjustment to net assets as of the beginning of the first reporting period in which the guidance is effective except for certain exclusions. Management is currently evaluating the impact of this ASU on its financial statements.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

3. Property and Equipment

Property and equipment consisted of the following:

	October 4, 2021	January 4, 2021	Estimated useful lives
Leasehold improvements	$28,823,012	$28,079,613	The lesser of the term or 5-10 years
Furniture, fixtures and equipment	10,305,799	10,041,985	5-7 years
Kitchen equipment	10,228,028	9,449,959	7 years
Vehicles	51,419	49,406	5 years
Construction in progress	307,345	421,102

Total property and equipment before depreciation and amortization	49,715,603	48,042,065

Less: accumulated depreciation and amortization	(34,107,377)	(30,178,385)

Property and equipment, net	$15,608,226	$17,863,680

Depreciation and amortization expense on property and equipment was approximately $4,056,000 and $5,043,000 for the nine months ended October 4, 2021 and September 28, 2020, respectively.

4. Goodwill

The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment annually as of the first day of its fiscal fourth quarter or on an interim basis if events or changes in circumstances between annual tests indicate a potential impairment.

5. Intangible Assets

The Company has identified intangible assets, including a trade name, proprietary processes, liquor licenses, agreements not to compete, software and above/below market leases in place. The trade name is being amortized over a period of 15 years; the liquor licenses, to the extent they do not expire, are considered indefinite lived and are not amortized; the proprietary processes are being amortized between 7 and 10 years; the non-competition agreements are being amortized over 5 years; and the above/below market leases are being amortized over the remaining lease terms, not to exceed 10 years. Included in intangible assets are liquor licenses, which primarily consist of costs associated with obtaining liquor licenses. The intangible amortization was approximately $4,958,000 and $5,147,000 for the nine months ended October 4, 2021 and September 28, 2020 and is included in depreciation and amortization expense in the accompanying consolidated statement of operations.

The carrying value and accumulated amortization of identifiable intangible assets are as follows:

	October 4, 2021	January 4, 2021
Identifiable intangible assets:
Trade name	$91,075,000	$91,075,000
Liquor licenses	6,654,258	6,618,992
Software	110,669	—
Proprietary processes	3,980,000	3,980,000
Lease valuations	1,435,194	1,435,194

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

Non-competition agreements	1,250,000	1,250,000

Identifiable intangible assets	104,505,121	104,359,186
Less: Accumulated amortization	(39,461,476)	(34,503,599)

Intangible assets, net	$65,043,645	$69,855,587

The table below summarizes the expected annual amortization expense for the identifiable definite-lived intangible assets for each of the next five fiscal years and thereafter:

Remaining fiscal 2021	$1,662,287
January 2, 2023	6,649,144
January 1, 2024	6,649,144
December 30, 2024	6,640,155
December 29, 2025	6,594,491
Thereafter	30,194,166

Total	$58,389,387

6. Accounts Payable and Accrued Expenses

The significant components of accounts payable and accrued expenses are as follows:

	October 4, 2021	January 4, 2021
General accounts payable and accrued expenses	$6,004,162	$6,928,174
Accrued payroll	3,616,319	1,799,154
Accrued gift certificates	427,713	1,610,394

Total accounts payable and accrued expenses	$10,048,194	$10,337,722

7. Long-Term Debt

On December 15, 2015, Plastic Tripod Inc., a subsidiary of the Company, entered into a loan agreement (“Credit Agreement”) with a syndicate of commercial banks to provide the Company with up to $80 million in financing, $70 Million was structured as a term loan and $10 million was in the form of a revolver (line of credit).

In March 2020, the Company failed to comply with certain covenants, and on March 25, 2020, the Company entered into a Forbearance Agreement and Fifth Amended and Restated Loan Agreement (the “New Credit Agreement”), which amends and restates the Fourth Amended and Restated Loan Agreement. The New Credit Agreement, which terminates on June 15, 2023, provides the Company with Lender financing structured as a $70 million term loan and a $5 million revolving loan, and establishes a $10,000,000 non-interest bearing delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) provided by CP7 Warming Bag, L.P., a related party, of which $5,000,000 of such facility was funded to the Borrower on March 25, 2020, and the remaining $5,000,000 was funded to the Borrower on August 17, 2020. The Forbearance Period ended on March 31, 2021.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

The outstanding debt is as follows:

	October 4, 2021	January 4, 2021
Term Loan	$66,851,357	$66,592,767
Related party note	10,000,000	10,000,000
Revolving line of credit	2,500,000	2,500,000
Promissory note	215,000	215,000

Total debt before deferred loan costs	79,566,357	79,307,767
Less: deferred loan costs, net of amortization	(532,375)	(589,818)

Total debt, net	79,033,982	78,717,949
Less: current portion	2,440,500	—

Long term debt, non-current portion	$76,593,482	$78,717,949

The terms of the New Credit Agreement extended the maturity date of the term loan to June 15, 2023 and requires the Company to repay the principal of the term loan in five quarterly installments commencing on March 31, 2022 with the balance due at the maturity date. The principal amount of revolving loans is due and payable in full on the maturity date. The term loan and revolving line of credit are secured by substantially all of the Company’s assets. The term loan incurs interest on outstanding amounts from the date thereof through the date of repayment as follows: (i) (A) if a base rate loan (including a base rate loan referencing the LIBOR Index Rate), the base rate plus the Applicable Margin or (B) if an adjusted LIBOR Rate Loan, the adjusted LIBOR Rate plus the Applicable Margin; and (ii) in case of swingline loans, at the swingline rates. The Interest rate for the revolver and term loan outstanding as of October 4, 2021 was 4.50%. The Company may elect Paid In Kind Interest (PIK interest) to the term loan principal from March 31, 2020 to September 30, 2020; thereafter, interest may be paid as cash, or 50% cash/50% PIK interest until maturity of the loan. The Company elected PIK interest on March 31, 2020 and continued until October 31, 2020 when they began paying 50% cash interest/50% PIK interest. The Company determined that the New Credit Agreement represents a debt modification in accordance with ASC 470-50, as the changes to the provisions were not considered substantial.

The Company is subject to certain financial covenants under the Forbearance Agreement which requires the Company to maintain (i) Minimum liquidity of $1 million, (ii) Gross Sales in excess of $15.3M for the third quarter 2020 and $41.7 million for the third and fourth quarter 2020, (iii) Operating no fewer than 43 locations. After the Forbearance Period ends, the New Credit Agreement requires the Company to maintain a (i) “Senior Lease-Adjusted Leverage Ratio” and (ii) “Fixed Charge Coverage Ratio” as well as customary events of default that, if triggered, could result in acceleration of the maturity of the New Credit Agreement.

On March 30, 2020, the Company entered into the sixth Amended and Restated Loan Agreement which amends and restates the Fifth Amended and Restated Loan Agreement. This Amendment is a “technical amendment” correcting the agreement to state that PIK Interest is to be added to the principal of the term loan.

On April 21, 2020 and on May 19, 2020, the Company entered into the Seventh Amended and Restated Loan Agreement and the Eighth Amended and Restated Loan Agreement, respectively, which permitted the Company to incur Indebtedness pursuant to the federal Paycheck Protection Program (“PPP”). The Company applied for and received a $10 million PPP loan. The Company returned the full amount of $10 million PPP loan during the nine months ended September 28, 2020.

In March 2021, the Company entered into the Ninth Amended and Restated Loan Agreement which amends and restates the Eighth Amended and Restated Loan Agreement and terminates the forbearance period. Under this Amendment, the Company is required to initiate quarterly payments of $813,500 of principal beginning in March 2022. The interest rate percentage is currently 4.25% plus applicable margin of .25% for a total rate of 4.50%.

Per the Ninth Amendment, the covenants were changed as follows: the Senior Lease-Adjusted Leverage Ratio is no longer applicable. The Fixed Charge Coverage Ratio is not applicable through December 31, 2021. The Ninth Amendment adds a Minimum EBITDA requirement by quarter for 2021. There is a minimum liquidity requirement requiring the bank balance on the last Business Day of each Fiscal Quarter of the Borrower ending closest to the calendar quarters ending March 31, 2021 through and including December 31, 2021 to be less than $2,500,000. There is a Capital Expenditure limiting Consolidated growth Capex in years 2021 – 2023. The Company is in compliance with all covenants as of and for the interim periods ended October 4, 2021.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

The following table represents the future annual obligations under the term loan and revolving line of credit at October 4, 2021, for each fiscal year ended:

Remaining fiscal 2021	$—
January 2, 2023	3,254,000
June 30, 2023	76,097,357

Total	$79,351,357

The deferred loan cost amortization was approximately $218,000 and $177,000 for the nine months ended October 4, 2021 and September 28, 2020 and is included in interest expense in the accompanying consolidated statements of operations.

8. Income Taxes

The Company records income taxes using the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities. Income taxes are estimated in each of the jurisdictions in which the Company operates. This process involves estimating the tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the Company’s balance sheets. In the event that management determines that the Company may not be able to realize all or part of a deferred tax asset in the future, a valuation allowance is charged against the deferred tax asset and deferred tax expense is recognized in the period such determination as made.

For the nine months ended October 4, 2021 and September 28, 2020, the Company’s effective tax rate was (17.66%) and (1.50%), respectively, which is lower than the Federal statutory rate primarily due to FICA tip tax credits and deferred tax expense resulting from an increase in valuation allowance established against deferred tax assets.

9. Stock Based Compensation

During the nine months ended October 4, 2021, no options were granted. During the nine months ended September 28, 2020, the Company granted a total of 24,196 stock options, which were subject to vesting based on passage of time (“time-based option”). Time-based options vest over 4 years. In the event of change in control, all unvested time-based options immediately vest and become vested options as of immediately prior to change in control and all performance-based options vest and become exercisable upon a Realization Event, such as a change in control, subject to the achievement of internal rate of return specified by the Option Plan.

The Company recorded approximately $1,253,000 and $414,000, in compensation expense in relation to options granted during the nine-month periods ended October 4, 2021 and September 28, 2020, respectively.

10. Related Party Transactions

On December 15, 2015, ACFP Management, Inc., Catterton Management Company, LLC, Quilvest USA, Inc., and ACFP Investors Inc., entered into a Monitoring Agreement. The services include, but are not limited to, management, finance, marketing, operational and strategic planning, relationship access and corporate development for the Company and its subsidiaries. The annual management fee pursuant to this agreement amounts to $750,000, plus expenses. On March 31, 2020 the agreement with Quilvest USA, Inc. was terminated, lowering the annual management fee to $660,000, plus expenses per year. Management fees of $495,000 and $517,500 were recorded for the nine months ended October 4, 2021 and September 28, 2020, respectively, and are included in other expenses in the accompanying consolidated statements of operations. Accrued management fees of approximately $3,427,500 and $2,767,500 are included in long-term accrued expenses as of October 4, 2021 and January 4, 2021, respectively.

The Company leases a South Fort Lauderdale restaurant from the Founder and Director pursuant to a lease agreement dated February 2, 2002, and Amendment to lease agreement dated June 22, 2012. Payments under this lease totaled approximately $218,000 and $311,000 during the nine months ended October 4, 2021 and September 28, 2020, respectively.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

11. Commitments and Contingencies

Operating Leases

The Company leases restaurants under operating leases that have terms expiring between September 2021 and March 2033. The initial obligation period is generally between 5 and 15 years. The term of the lease is considered its initial obligation period, which does not include unexercised option periods. The restaurant facilities primarily have renewal clauses of 5 or 10 years, exercisable at the option of the Company. Certain leases require the payment of contingent rentals based on percentage of gross revenue. Certain leases may also include rent escalation clauses based on a fixed rate or adjustable terms such as the Consumer Price Index.

Future minimum lease payments on operating lease obligations for each of the following five fiscal years and thereafter are as follows:

Remaining fiscal 2021	$2,287,940
January 2, 2023	8,806,494
January 1, 2024	8,145,825
December 30, 2024	6,729,175
December 29, 2025	5,319,853
Thereafter	12,177,507

Total	$43,466,797

Manager Incentive Plan

The Company established a Manager Incentive Plan (the “Incentive Plan”) in order to reward certain restaurant managers. A committee, comprised of three officers of the Company, has the responsibility and authority for administering the Incentive Plan and determines the managers eligible to participate in the Incentive Plan (the “Participants”) based on certain criteria indicated in the Incentive Plan. The manager incentive award is equal to the average of the annual bonuses earned by a Participant during the period specified in the Incentive Plan, multiplied by two. The manager incentive award is subject to forfeiture, upon the Participant’s termination of employment prior to the end of the performance period and commencement of pay-out. The award is payable over a three-year period after a participant’s award vests and an accrual has been made. The balance of the accrual was approximately $31,000 and $67,000 as of October 4, 2021 and September 28, 2020, respectively. This plan has been officially amended to provide that no new participants can become eligible to the plan as of February 2018.

Major Concentrations

For the nine months ended October 4, 2021 and September 28, 2020, three suppliers represented approximately 39.0% and 38.6% of the Company’s purchases.

General

In the ordinary course of conducting its business, the Company may become involved in various legal actions and other claims. Litigation is subject to many uncertainties and management may be unable to accurately predict the outcome of individual litigated matters. Some of these matters may possibly be decided unfavorably towards the Company. The Company intends to vigorously defend all matters and does not believe any reserves for these matters need to be established for any of the periods presented.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

12. Store Closure Costs

The Company evaluates the performance of restaurants on an ongoing basis including an assessment of the current and future operating results of the restaurant in relation to its cash flow and future occupancy costs. Based upon these evaluations, management may choose not to open a location or close a restaurant.

During the nine-month period ended September 28, 2020, the Company closed under-performing restaurants in 4 locations in NY, 1 location in Massachusetts and 1 location in New Jersey. During the nine-month period ending October 4, 2021, the Company terminated the lease for 1 unopened restaurant in VA. Costs associated with store closures consists of asset disposals, severance for employees, costs to vacate and lease termination costs. These costs were recorded in store closure costs on the consolidated statement of operations as follows:

	Nine Months Ended
	October 4, 2021	September 28, 2020
Restaurant Closure	$134,189	$1,169,342
Terminated leases	118,290	53,818

	$252,479	$1,223,160

13. Impact of COVID-19 and Liquidity

In March 2020, the World Health Organization declared the novel coronavirus 2019 (COVID-19) a pandemic and the United States declared it a National Public Health Emergency, which has resulted in a significant reduction in revenue at the Company’s restaurants due to mandatory restaurant closures, capacity limitations, social distancing guidelines or other restrictions mandated by governments across the world, including federal, state and local governments in the United States. As a result of these developments, the Company experienced a negative impact on its revenues, results of operations and cash flows.

In response to the business disruption caused by the COVID-19 outbreak, the Company has taken the following actions, which management expects will enable it to meet its obligations over the next twelve months from the date that these financial statements were issued.

Operating Initiatives - Due to the government mandates regarding limiting or prohibiting in-restaurant dining due to COVID-19, the Company is leveraging a reduction in menu offerings and an enhanced contactless business model to sustain revenue in restaurants that have open dining rooms or in markets where take-out and delivery sales are sufficient to cover the costs of management staffing those locations. As of October 4, 2021, 61 of the 61 owned and operated restaurants were open for dine-in service. There were no government mandated restrictions on capacity for the Company’s 28 restaurant locations in Florida but the Company chose to space its tables approximately six feet apart which impact capacity at these locations. For each of the 33 restaurant locations outside of Florida, the Company continued to adhere to state mandated level capacity restrictions. During 2020, the Company permanently closed six locations in New York, New Jersey and Massachusetts that had previously been temporarily closed and terminated lease arrangements with each of these locations. The Company also expanded its 3rd party partnerships to grow off-premises revenue, which also allows website delivery.

Capital Management and Expense Reductions - The Company suspended all non-essential capital and overhead expenditures. The Company has also made significant reductions in ongoing operating expenses, including using salaried managers to help perform functions that had previously been administered by hourly employees. Lastly, the company negotiated various rent abatements and deferrals that equated to approximately $1.5 million in cash savings in fiscal year 2020.

To further preserve financial flexibility, as discussed in Note 7, the Company received funding of $10 million through a Delayed Draw Loan and completed a forbearance agreement with its lender allowing the Company to waive principal payments until 2022 and convert interest expense to Paid-in-Kind. As further described in Note 7, the Company entered into the 9th Amended and Restated Loan Agreement which terminated the forbearance period and required the Company to initiate payments of principal in 2022.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

14. Subsequent Events

The financial statement and related disclosures reflect Management’s evaluation of the impact of post-balance sheet events and transactions through November 19, 2021, the date the financial statements were available to be issued.

On October 8, 2021, the Company entered into a Stock Purchase Agreement with BurgerFi International, Inc. (“BurgerFi”), as amended on November 3, 2021, whereby BurgerFi would purchase 100% of the equity interests in the Company.

On November 3, 2021, the Company completed the transaction and was acquired by BurgerFi. The preliminary purchase price is approximately $156.6 million and is comprised of $53.0 million of non-convertible, redeemable preferred stock, $28.0 million of common stock, and the assumption of net indebtedness of $75.6 million.